FOR IMMEDIATE RELEASE                     Contact:  Dirk Vande Beek
April 13, 1999                                      Halliburton Company
                                                    (713) 676-8097



                      HALLIBURTON CEO ANNOUNCES COMPLETION
                          OF MAJOR WORKFORCE REDUCTIONS


DALLAS, Texas - Dick Cheney, Chief Executive Officer of Halliburton Company (NYSE:HAL), announced today that contrary to recent press reports, there are no plans at present for further major layoffs at the company.

During the last six months, Halliburton has successfully implemented a merger with Dresser Industries. This merger, coupled with the global downturn of oil and gas business, has driven the elimination of more than 9,000 positions in Halliburton's energy services sector.

While there may be a few additional layoffs, Cheney said Halliburton does not anticipate further major personnel reductions, unless market conditions warrant.

Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, construction and energy equipment companies. The company's world wide web can be accessed at http://www.halliburton.com.


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